Exhibit 10.5

June 2, 2008

Mr. Stephen T. Auburn
c/o Pliant Corporation
1475 Woodfield Road
Schaumburg, Illinois 60173

Dear Steve:

This letter revises and supersedes as of January 1, 2008, the severance benefit provisions in your letter to the Company of July 19, 2005, in light of the tax regulations under Section 409A of the Internal Revenue Code.

In the event that your employment is involuntarily terminated by the Company without cause, or as the result of the occurrence of a change in control of the Company, you will receive payment of not less than fifty-two weeks of salary continuance (payable over the 12-month period beginning with your separation from service)  In the event that upon your separation you are a “specified employee” of a “public company” (as those terms are defined in those regulations) and the total salary continuance exceeds the maximum involuntary separation pay amount (currently $460,000) permitted by the Section 409A regulations, the excess will be paid no earlier than the date that is six months after your separation from service.

These severance benefits in lieu of amounts otherwise payable under the Company’s applicable severance and salary continuation plan or program, and are conditional upon your delivery, within six months of your separation from service, of a release of any employment-related claims and customary covenants in form and substance satisfactory to the Company.

If you agree that this correctly restates the terms of your severance benefit, please sign one copy of this letter below and return the signed copy to me.

Pliant Corporation

By:	/s/ Harold C. Bevis
Harold C. Bevis
President and Chief Executive Officer

Agreed:

/s/ Stephen T. Auburn
Stephen T. Auburn